Exhibit 21

                           Subsidiaries of Registrant


1.      Wallaby Software Corporation - A New Jersey Corporation

2.      Calyx Acquisition Corp. - A Delaware corporation.

3.      Calyx Corporation -  A Wisconsin corporation.

4.      V Holding Corp. - A Delaware corporation.

5.      Versyss Incorporated - A Delaware corporation.

6.      Practice Management Corp. - A Delaware corporation.

7.      Wismer-Martin, Inc. - A Washington corporation.

8.      PCN Service Corp. - A Delaware corporation.

9.      PCN HP Venture Corp. - A Delaware corporation

10.     Integrated Health Systems, Inc. - A California corporation